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                              Biggs Wilkerson, l.c.
                          A t t o r n e y s   a t   l a w
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                              3500 north Rock Road
                                  Building 1100
                              Wichita, Kansas 67226
                               316.684.2929 phone
                                316.681.0153 fax


                                October 26, 2005

ADVISORS REIT I, Inc.
Suite 235, 8301 E. 21st. St. North
Wichita, Kansas 67206

         Re: Registration Statement on Form S-11 (No.333-124916)

Ladies and Gentlemen:

     We have acted as counsel to ADVISORS REIT I, Inc., a Maryland corporation (the "Company"), in connection with the filing of the above-referenced Registration Statement (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") to register under the Securities Act of 1933, as amended (the "Securities Act"), 2,500,000 shares of the Company's Common Stock, (the "Shares"), for issuance and sale by the Company. We are furnishing this opinion letter pursuant Item 36(b) of Form S-11 and Item 601(b)(8) of Regulation S-K.

     You have requested our opinion as to (i) the qualification of the Company as a real estate investment trust ("REIT") under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) the accuracy of the discussion of US federal income tax considerations contained under the heading "U.S. Federal Income Tax Considerations" in the Registration Statement.

     In the preparation of this opinion, we have relied solely on (i) various facts and factual assumptions as set forth in the Registration Statement; (ii) the Articles of Incorporation of the Company, the Bylaws of the Company, and such other records, certificates and documents as we have deemed necessary or appropriate for purposes of rendering the opinions set forth herein; and (iii) certain representations made by the Company as to factual matters through a representation letter delivered to us in connection with this opinion letter regarding the manner in which the Company has been and will be owned and operated (the "Representation Letter"). For purposes hereof, items (i) (ii) and
(iii) are referred to collectively herein as the "Opinion Materials." We have assumed, with your consent, that the representations set forth in the Representation Letter are true, accurate, and complete as of the date hereof. While we are not aware of any facts inconsistent with the representations set forth in the Representation Letter, we have not made an independent investigation or audit of the facts set forth in any of the Opinion Materials. In addition, we have examined no documents other than the Opinion


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Materials for purposes of this opinion and, therefore, our opinion is limited to matters determined through such an examination.

     In rendering the opinion set forth herein, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents, the conformity to authentic original documents of all documents submitted to us as copies, the accuracy and completeness of all documents and records made available to us, the factual accuracy of all representations, warranties and other statements made by all parties, and the continued accuracy of all documents, certificates, warranties and covenants on which we have relied upon in rendering our opinions and that were given or dated earlier than the date of this letter, insofar as relevant to our opinions, from such earlier date through and including the date of this letter.

     Based solely on our review of the Opinion Materials, we are of the opinion, subject to and limited by, the foregoing that:

     (i) Based on the Company's present and proposed method of operation (as described in the Registration Statement and the Representation Letter), the Company will be in a position to qualify for taxation as a REIT under the Code for its taxable year that will end December 31, 2006.

     (ii) The statements in the Registration Statement under the caption "U.S. Federal Income Tax Considerations" to the extent that they describe matters of law or legal conclusions, are correct in all material respects.

     The Company's qualification as a REIT depends on the Company's ongoing satisfaction of the various requirements under the Code and described in the Registration Statement under the heading "U.S. Federal Income Tax Considerations" relating to, among other things, the nature of the Company's gross income, the composition of the Company's assets, the level of distributions to the Company's shareholders, and the diversity of the Company's ownership. Biggs Wilkerson, L.C. will not review the Company's compliance with these requirements on a continuing basis and no assurances can be given that the Company will satisfy these requirements.

     An opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits and is not binding on the Internal Revenue Service or the courts. There can be no assurance that positions contrary to our opinion will not be taken by the Internal Revenue Service or that a court considering the issues would not hold contrary to such opinion.

     The opinions expressed herein are given as of the date hereof and are based upon the Code, the Treasury regulations promulgated thereunder, current administrative positions of the Internal Revenue Service, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinions rendered herein. The Internal Revenue Service has not


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issued regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. In addition, as noted above, our opinions are based solely on the documents that we have examined and the representations that have been made to us, and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us is, or later becomes, inaccurate. Finally, our opinion is limited to the US federal income tax matters specifically covered herein, and we have not opined on any other tax consequences to the Company or any other person, and we express no opinion with respect to other federal laws, the laws of any other jurisdiction, the laws of any state or as to any matters of municipal law or the laws of any other local agencies within any state.

     No opinion other than that expressly contained herein may be inferred or implied. We undertake no obligation to update the opinion expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee and the holders of the Shares pursuant to the Registration Statement (except as provided in the next paragraph), and it speaks only as of the date hereof. We have no obligation to update this opinion.

     We hereby consent to the filing of this opinion letter as Exhibit 8 to the Registration Statement and to the use of our name under the heading "Legal Opinions" in the Prospectus constituting a part thereof. We also consent to the references to Biggs Wilkerson, L.C. under "U.S. Federal Income Tax Consequences--Introduction" in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

     We are rendering this opinion letter to you in connection with the offering and registration of the Shares. This opinion letter may not be relied upon for any other matter or for any other purpose without our prior written consent.

Respectfully,

/S/

Biggs Wilkerson, L.C.